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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
City National Corporation


    We consent to the incorporation by reference in the Registration Statement (No. 333-94353), Amendment No. 1 to Form S-4 of City National Corporation of our report, dated January 14, 1999, on the consolidated financial statements of City National Corporation and its subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of City National Corporation incorporated herein by reference, and to the reference to our firm under the heading of "Experts" and "Selected Consolidated Financial Data" in the Prospectus.


KPMG LLP


Los Angeles, California
January 25, 2000